Exhibit 10.42

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is made and entered into as of the 2n day of June 2006, by and between Western Medical, Inc., an Arizona Corporation (the “Seller” or the “Company”); and Providential Holdings, Inc., a Nevada corporation, or its designee (the “Buyer”).  Capitalized terms not otherwise defined in this Agreement are defined in Article IX of this Agreement.

Recitals

A.

On May 16, 2006, the Company and Buyer entered into that certain letter of intent dated May 9, 2006, wherein Buyer indicated its interest in purchasing certain assets of the Company, subject to completion of satisfactory due diligence, negotiation of a final asset purchase agreement, the filing of a Chapter 11 petition by the Company, and approval by the Bankruptcy Court of the sale free and clear of liens and encumbrances pursuant to 11 U.S.C. § 363 (the “Letter of Intent”).  Buyer has deposited $50,000 as an earnest money deposit, which is being held in the Trust Account of Buyer’s counsel (the “Earnest Money Deposit”).  Upon execution of this Agreement, such Earnest Money Deposit shall be refundable only upon termination pursuant to paragraph 5.1 of this Agreement or 2.1, or in the event Buyer is not approved by the Bankruptcy Court as the purchaser of the Sale Assets.

B.

Buyer has completed its due diligence pursuant to the Letter of Intent and the parties wish to now document their agreement with respect to Buyer’s purchase of certain assets of the Company.

C.

The Company is in the business of selling durable medical equipment and providing related services.  The Company has locations in Prescott and Tucson, Arizona, and headquarters in Phoenix, Arizona.  All locations are leased and the Company owns no real property.  As set forth more fully herein and in exhibits attached hereto, the primary assets of the Company consist of inventory, equipment, accounts receivable, certain business licenses, leases, good will, and customer lists and contracts (hereinafter, and as more precisely described herein, the “Assets”).

D.

The majority of the Assets are subject to the lien interest of M&I Marshall Isley Bank (the “Bank”).  In addition, certain creditors of the Company hold purchase money liens in financed inventory and equipment.

E.

Buyer desires to purchase, and Company desires to sell, the Sale Assets as defined in paragraph 1.1(a) below, free and clear of encumbrances and to provide for the assumption and assignment of certain executory contracts as designated by Buyer.

F.

To accomplish the contemplated purchase, Buyer and the Company contemplate that the Company will file a Chapter 11 Petition within 5 business days of the execution of this Agreement and thereafter move for authority to sell the Sale Assets to Buyer and provide for the assumption and assignment of certain executory contracts to Buyer under the terms described herein.  The parties understand and acknowledge such sale will be subject to (i) higher and better bids that may be asserted; and (ii) approval by the Bankruptcy Court.  Further, pursuant to the Letter of Intent, Buyer may in its sole discretion  advance financing to allow Seller to purchase equipment and inventory to fulfill customer orders prior to Closing under this Agreement.  The terms of such financing if any shall be documented separately. and shall be conditioned on (i) Buyer reaching an agreement with the Bank as to the security and priority afforded to such financing, and, (ii) if applicable, Bankruptcy Court approval.

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Agreement

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the representations, warranties, covenants and agreements contained herein, the parties hereby agree as follows:

ARTICLE I. - SALE AND PURCHASE OF ASSETS

1.1

Sale and Purchase of Assets.

(a)

On the terms and subject to the conditions of this Agreement, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept delivery of, the Sale Assets, free and clear of all claims liens and encumbrances of any nature or manner whatsoever, except that the Buyer shall not acquire and the Company shall not sell:   (i) any cash or cash equivalents held by the Company as of the Closing, (ii) the Company’s corporate minute books and stock records, and (iii) those assets specifically listed on Schedule 1 hereto (such specifically listed assets in clauses (i), (ii) and (iii) being referred to as the “Excluded Assets”).  The assets to be conveyed to Buyer, without the Excluded Assets, are herein referred to as the “Sale Assets” and are more specifically defined to include the following:

(i)

all of the Company's "inventory" (as such term is defined in the UCC), now or hereafter owned or acquired by the Company, wherever located, including all inventory, merchandise, goods and other personal property which are held by or on behalf of the Company for sale or lease or are furnished or are to be furnished under a contract of service or which constitute raw materials, whole goods, spare parts or components, work in process or materials used or consumed or to be used or consumed in the Company's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including other supplies;

(ii)

all right, title and interest of the Company in (A) "accounts" (as such term is defined in the UCC),  other receivables, book debts and other forms of obligations, whether arising out of a sale, lease or other disposition of goods or other property, out of a rendering of services, or otherwise arising under any contract or agreement; (B) rights in, to and under all purchase orders or receipts for goods or services; (C) rights to any goods represented or purported to be represented by any of the foregoing (including unpaid seller’s rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods); and (D) monies due or to become due to the Company under all purchase orders and contracts for the sale or lease of goods or the performance of services or both by the Company (but only to the extent that Buyer assumes and performs under such purchase orders and contracts), including the proceeds of the foregoing;

(iii)

all of the Company's owned "equipment" (as such term is defined in the UCC), including all machinery, vehicles, furniture, fixtures, manufacturing equipment, shop equipment, office and recordkeeping equipment, parts, telephone systems, tools and supplies; provided, however, Buyer shall not acquire: any leased equipment unless Buyer assumes the applicable lease and such is assigned by order of the Bankruptcy Court;

(iv)

to the extent legally transferable under applicable law, all of the Company's rights and interests in its "general intangibles" (as such term is defined in the UCC), including Seller’s Medicare provider number, all contract rights, including those pertaining to AHCCCS, licenses, permits, patents, patent applications, copyrights, trademarks, trade names, trade secrets, the Company’s rights in its telephone numbers, customer or supplier lists, product information and formulae and contracts, manuals, operating instructions, permits, franchises, the right to use the Company's name, and the goodwill of the Company's business, (but to the extent any such asset is subject to an executory contract or lease, only to the extent that Buyer assumes

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and performs under such contract or lease and such executory contract or lease is assigned to Buyer pursuant to an order of the Bankruptcy Court);

together with (v) all substitutions and replacements for and products of any of the foregoing property, (vi) in the case of all tangible property, together with (A) all accessions, accessories, attachments, parts, equipment and repairs attached or affixed to or used in connection with any such goods, and (B) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods, and (vii) all proceeds of any and all of the foregoing property.

1.2

Method of Conveyance.  Subject to the conditions and terms of this Agreement, the sale, transfer, conveyance, assignment and delivery by Seller of the Sale Assets to the Buyer in accordance with Section 1.1(a) hereof shall be effected on the Closing, as defined in paragraph 3.1 below, by Seller’s execution and delivery to the Buyer of one or more bills of sale, assignments and other conveyance instruments with respect to Seller’s transfer of intangible rights, real property interests (if applicable) and other Sale Assets in form and substance reasonably satisfactory to Buyer (collectively the “Conveyance Documents”).

1.3

Assumed Obligations.  The Buyer shall not assume or be responsible at any time for any liability, obligation, debt or commitment of the Seller, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise including, but not limited to, the Tax Liability, any Medicare or AHCCCS liability, any sales, income or other taxes arising out of the transactions contemplated hereby, and/or any payroll or accrued benefits owed to employees prior to Closing, except that at Closing, Buyer shall assume: the Assigned Executory Contracts and all obligations arising subsequent to the Closing Date under the Assigned Executory Contracts.  On the Closing, the Seller shall pay or cause to be paid all amounts required to cure existing defaults under the Assigned Executory Contracts from the proceeds of this sale.

1.4

Purchase Price.   Subject to the terms and conditions of this Agreement, Buyer agrees to pay Seller at Closing the following:  (i) Five Million Two Hundred Fifty Thousand Dollars ($5,250,000); plus (ii) all amounts necessary to cure any Assigned Executory Contracts; less (iii) One Dollar ($1.00) for every One Dollar ($1.00) below $9,330,260 that the Accounts Receivable total as of the Closing, up to a total reduction of $500,000; less (iv) $50,000 Earnest Money Deposit already deposited in escrow and which will be applied to the Purchase Price at Closing; and less (v) $125,000 if the Tax Liability has not been resolved at Closing.  The sum of items (i) and (ii) less items (iii) (iv) and (v) is the “Purchase Price.”  Further, the parties acknowledge that Upon Closing and payment of the Purchase Price, Buyer shall have no further liability or obligation with respect to the Tax Liability.

1.5

Payment of Purchase Price.  At Closing, Buyer shall deliver to Seller, the Purchase Price by wire transfer (to an account specified by Seller in writing prior to Closing).  An allocation of the Purchase Price for tax purposes is attached hereto as Schedule 6.

1.6  Precursor to Closing.  Within 5 business days from the date of this Agreement, Seller shall file a Chapter 11 petition commencing a case in the United States Bankruptcy Court for the District of Arizona (the “Bankruptcy Case”) and thereafter file a motion for approval of sale of the Sale Assets to Buyer free and clear of liens and encumbrances and for the assumption and assignment of the Assigned Executory Contracts (the “Sale Motion”).  The parties understand that such Sale Motion will describe Buyer as the “stalking horse” and that such sale to Buyer will be subject to higher and better bids.  The Sale Motion shall seek court approval of a break-up fee of $200,000 to be paid to Buyer in the event Buyer is outbid at the hearing on the Sale Motion and the successful bidder ultimately completes the purchase of the assets (the “Break-Up Fee”).  Although the parties understand the Break-Up Fee is subject to Court approval, Seller agrees to use reasonable efforts to obtain approval of the Break-Up Fee and Buyer reserves the right to terminate this Agreement and withdraw as the stalking horse in the event the Break-Up Fee is not approved.  The Sale Motion shall also request approval of certain bidding procedures, with the requested bidding procedures included in the motion subject to approval in advance

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by buyer, and which requested procedures will include, among other things, bidding increments of $25,000 and specific notice provisions.

ARTICLE II. - CONDITIONS TO THE COMPANY’S AND BUYER’S OBLIGATIONS

2.1

Conditions to Obligations of Both Parties.  The following are conditions to the obligations of both the Seller and the Buyer.  In the event that these conditions are not satisfied, this Agreement shall be deemed terminated and void.  In such event, Buyer shall be required to immediately return to Seller all documents or other original or proprietary information.  If the conditions set forth in 2.1(a) and/or 2.3 are not met and Buyer declines to waive such conditions and advises Seller in writing of its intent to not proceed under this Agreement, Seller shall immediately release to Buyer the Earnest Money Deposit.

(a)

Court Approval.  The Bankruptcy Court shall have entered the Sale Order in a form reasonably acceptable to Buyer pursuant to § 363 and § 365 approving Seller’s sale of the Sale Assets to Buyer and the assumption and assignment of the Assigned Executory Contracts to Buyer.

2.2

Conditions to Obligations of the Company.  The obligations of Seller to carry out the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction or written waiver of the following conditions:

(a)

All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing.

(b)

The Sale Order in form and content acceptable to Seller and deeming Buyer the successful high bid shall have been entered in the Bankruptcy Case, and shall not have been stayed or enjoined by any order of a court with jurisdiction to do so as of the Closing.

2.3

Conditions to Obligations of Buyer.  The obligations of Buyer to carry out the transactions contemplated by this Agreement are subject, at the option of Buyer, to the satisfaction, or written waiver by Buyer, of the following conditions:

(a)

All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing.

(b)  Within ten (10) business days prior to any hearing scheduled on the Sale Motion, Buyer shall have reached a satisfactory agreement with the Bank and C&S Investments, LLC with respect to the continued use of the building located at 760 E. McDowell Road, Phoenix, Arizona, as well as Buyer’s right of first refusal with respect to purchase of the building.

(c)  The Company shall have filed a Chapter 11 petition in the United States Bankruptcy Court for the District of Arizona and filed the Sale Motion, including the Break-Up Fee and bidding procedures acceptable to Buyer.

(d)  The Bankruptcy Court shall have approved the Break-Up Fee.

(e)

The Bankruptcy Court shall have entered a Sale Order which shall not have been stayed or enjoined by any order of a court with jurisdiction to do so as of the Closing.  The Sale Order shall be consistent in all material respects with this Agreement, shall be in a form reasonably acceptable to Buyer, and shall include among other things, language (i) deeming Buyer the successful high bid and a good faith purchaser under § 363(m); (ii) that the Sale Assets shall be free and clear of all liens, claims, interests and encumbrances; (iii) that the Buyer has no liability for any liabilities of the Debtor including the Tax Liability or those related to Medicare or AHCCCS; (iv) that Buyer shall not in any way be deemed a successor to Seller; and (v) that all liens and claims in the Bankruptcy Case (other than those

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associated with the Assigned Executory Contracts) will be barred and claimants enjoined from asserting them against Buyer or the Sale Assets.

 (f)

Seller shall have obtained all approvals required in order to effectively transfer the Assigned Executory Contracts pursuant to 11 U.S.C. § 365 of the United States Bankruptcy Code.

(g)  No Material Adverse Change in Seller’s business shall have taken place from the date of this Agreement to the date of the Closing.  A Material Adverse Change shall be defined as the occurrence of one or more of the following events: Accounts Receivable to be acquired fall below $8,830,260; Seller loses its contract rights to supply Mercy Care, or any other customer account which constitutes more than 10% of Seller’s historical business over the past twelve months; or any other event occurs which results in a reduction of more than 10% of Seller’s historical gross income over the past four months.

ARTICLE III. - CLOSING

3.1

Closing.  Subject to the conditions set forth above, the closing of the transactions contemplated hereby (the “Closing”) shall occur on an agreed upon date (the “Closing Date”) that is no later than ten (10) business days following entry of a final Sale Order, at the offices of Osborn Maledon PA, 2929 North Central Avenue, Suite 2100, Phoenix, Arizona 85012.

3.2

Company Deliverables.  At the Closing, Seller shall deliver or cause to be delivered to Buyer the Conveyance Documents to be executed by Seller.

3.3

Buyer Deliverables.  At the Closing, Buyer shall deliver or cause to be delivered to the Seller the Purchase Price, and the Conveyance Documents to be executed by Buyer.

ARTICLE IV. - OBLIGATIONS PRIOR TO CLOSING

From the date of this Agreement through the Closing:

4.1

Company’s Conduct of Business and Operations.  The Company shall keep Buyer advised as to all material operations and proposed material operations relating to the Company.  Until the Closing Date or earlier termination of this Agreement, the Company shall (a) subject to any order of the Bankruptcy Court and to the extent permitted by the Bankruptcy Case, use its good faith efforts to conduct its business in the ordinary course, (b) use its good faith efforts to keep available the services of present employees, (c) subject to any order of the Bankruptcy Court and to the extent permitted by the Bankruptcy Case, use its good faith efforts to comply in all material respects with all material Contracts and (d) subject to any order of the Bankruptcy Court and to the extent permitted by the Bankruptcy Case, use its good faith efforts to maintain in force until the Closing all insurance policies owned by the Company.

ARTICLE V. - TERMINATION

5.1

Termination.  If by the close of business on July 15, 2006, the Bankruptcy Court has not approved the sale contemplated in this Agreement, Seller or Buyer may thereafter terminate this Agreement by written notice to such effect, to the other parties hereto, without liability of or to any party to this Agreement or any shareholder, director, officer, employee or representative of such.  In the event this Agreement is terminated pursuant to this provision, Buyer shall immediately return to Seller all documents or other proprietary information, and Seller shall immediately release to Buyer the Earnest Money Deposit.

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ARTICLE VI.  -  POST-CLOSING OBLIGATIONS

6.1

Further Assurances.  Following the Closing, Seller and  Buyer shall execute and deliver such documents, and take such other action, including providing an accounting, as shall be reasonably requested by the other party hereto to carry out the transactions contemplated by this Agreement, including those reasonable steps as may be necessary to facilitate transition of billing and collections.

6.2

Delivery of Property Received by the Seller After Closing.  From and after the Closing, Buyer shall have the right and authority to collect, for the account of Buyer, all receivables and other items which shall be transferred to Buyer as part of the Sale Assets as provided in this Agreement.  Seller agrees that it will hold in trust for and transfer or deliver to Buyer, promptly after the receipt thereof, any cash or other property which it receives after the Closing Date in respect of any contracts, licenses, leases, commitments, sales orders, purchase orders, receivables or any other items transferred to Buyer as part of the Sale Assets under this Agreement.

ARTICLE VII. - REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that:

7.1

Authority, Approval and Enforceability.  This Agreement has been duly executed and delivered by Seller and Seller has all requisite power and legal capacity to execute and deliver this Agreement and: (i) to execute and deliver all Conveyance Documents; and (ii) to consummate the transactions contemplated hereby.  Subject to Bankruptcy Court approval, this Agreement and each Conveyance Document to which Seller is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Seller, enforceable in accordance with its terms.  To the knowledge of Seller, the execution, delivery and performance of this Agreement by Seller does not breach any material agreement applicable to Seller.

7.2

Title to Assets.  Seller has title to the Sale Assets, and has full power and authority to transfer such title to Buyer pursuant to Section 363 of the Bankruptcy Code subject only to approval by the Bankruptcy Court.

7.3

Disclosure of Contracts and Leases.  Seller shall use its best efforts to disclose to Buyer all of the material contracts and leases to which Seller is a party.  To Seller’s knowledge, there are no claims or offsets with respect to the Assigned Executory Contracts except for any cure amount identified prior to assumption and assignment.

7.4

Good Faith and Full Disclosure.  Prior to Bankruptcy Court approval of the Sale Motion, Seller will have disclosed to the Bankruptcy Court all material facts known by Seller relating to this Agreement.  To Seller’s knowledge as of the date of this Agreement (a)  Buyer is a good faith purchaser within the meaning of 11 U.S.C. § 363(m); and (b) there is no known basis for the Bankruptcy Court's refusal to approve this Agreement or for the § 363 sale to be reversed or modified.

7.5

Accounts Receivable.  All Accounts Receivables arise from bona fide transactions in the ordinary course of business, and the goods and services involved have been sold, delivered and performed to the account obligors, and, (except for credits due as a result of adjustments allowed to customers with respect to inventory previously purchased from the Seller) to the knowledge of the Seller, no written defense or set-off to any such account has been asserted by the account obligor that would constitute a Material Adverse Change as defined herein.

7.6

Licenses and Permits.  The Seller has all licenses and permits required to carry on the business of the Seller as presently conducted and such licenses and permits are currently in good standing.  A list of such licenses and permits has previously been delivered to Buyer.

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ARTICLE VIII. - REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that:

8.1

Corporate Existence and Qualification.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; has the corporate power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted; is duly qualified to conduct a business such as Seller’s, and is, or will be on the Closing Date, in good standing as a foreign entity in the jurisdictions where the character of its properties or the nature of its business requires it to be so qualified.

8.2

Authority, Approval and Enforceability.  This Agreement has been duly executed and delivered by Buyer and Buyer has all requisite power and legal capacity to execute and deliver this Agreement and all Conveyance Documents executed and delivered or to be executed and delivered by Buyer in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Conveyance Documents, and to perform its obligations hereunder and under the Conveyance Documents, including, without limitation, the ability to fund the Purchase Price as set forth herein.  The execution and delivery of this Agreement and the Conveyance Documents and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all action necessary on behalf of Buyer.  This Agreement and each Conveyance Document to which Buyer is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

8.3

Good Faith and Full Disclosure.  Prior to Bankruptcy Court approval of this Agreement and the § 363 sale, Buyer will have disclosed to the Bankruptcy Court all material facts relating to this Agreement.  There is no collusion pertaining to this Agreement and the § 363 sale.  Buyer is and will remain a good faith purchaser within the meaning of 11 U.S.C. § 363(m).  Buyer has and will have no agreements, understandings or contracts with, and has not had and will not have any negotiations with, any other bidder at the 363 sale.  To the best of Buyer’s knowledge, there is no basis for the Bankruptcy Court's refusal to approve this Agreement or for the § 363 sale to be reversed or modified.

ARTICLE IX. - DEFINITIONS

Capitalized terms used in this Agreement are used as defined in this Article IX or elsewhere in this Agreement.

“Agreement”  This term shall mean this Asset Purchase Agreement, as from time to time amended, restated or replaced.

“Assigned Executory Contracts”  This term shall mean those contracts and unexpired leases of the Seller specifically designated by Buyer prior to the Bankruptcy Court hearing on the requested Sale Motion as those it wishes to have assumed and assigned.  (A complete list of all Seller’s contracts are set forth on Schedule 2 to this Agreement.)

“Bankruptcy Case”  This term shall mean the Chapter 11 proceedings to be filed by Seller under this Agreement in the United States Bankruptcy Court for the District of Arizona.

“Bankruptcy Court”  This term shall refer to the United States Bankruptcy Court for the District of Arizona.

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“Contracts”  This term when described as being those of or applicable to the Company, shall mean any and all contracts, agreements, franchises, understandings, arrangements, leases, licenses or other undertakings, oral and written, to which the Company is a party or to which or by which the Company or the property of the Company is subject or bound.

“Person”  This term shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

“Sale Motion”

This term shall refer to the motion to be filed by Seller to sell to Buyer, free and clear of liens and encumbrances, the Sale Assets pursuant to the terms of this Agreement and to assume and assign the Assigned Executory Contracts

“Sale Order” This term shall refer to the Order approving the sale of the Sale Assets and the assumption and assignment of the Assigned Executory Contracts.

“Tax Liability”  This term shall refer to certain past due payroll and other taxes due by Seller to the Internal Revenue Service.  The Parties acknowledge that an offer in compromise has been made by Seller to resolve the Tax Liability.

The following terms are defined in the sections of this Agreement indicated below:

            Term

                                                                                   Section

Buyer

Parties

Closing

                3.1

Closing Date

    3.1

Company

Parties

Conveyance Documents

                1.2

Excluded Assets

                1.1(a)

Purchase Price

                1.5

Sale Assets

    1.1(a)

Seller

Parties

ARTICLE X. - MISCELLANEOUS

10.1

Brokers.  The parties acknowledge that Bill Willard of Bridgestream Capital introduced Buyer to Seller and may be entitled to a broker fee from the proceeds of any closing.

10.2

Costs and Expenses.  Each of the parties to this Agreement shall bear its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby.

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10.3

Notices.  Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another (herein collectively called “Notice”) shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

IF TO BUYER:

Henry Fahman, President

Robert Buceta

Providential Holdings, Inc.

17011 Beach Blvd., Suite 1230

Huntington Beach, CA  92647

Fax: (714) 843-5452

With copies to:

Carolyn Johnsen, Esq.

Jennings Strouss & Salmon, PLC

The Collier Center, 11th Floor

201 E. Washington St.

Phoenix, AZ  85004

Fax:  602-495-2696

IF TO SELLER:

Henry Ritter, CRO

Western Medical, Inc.

760 E. McDowell Rd.

Phoenix, AZ  85006

Fax:

With copies to:

James E. Cross, Esq.

Brenda K. Martin, Esq.

Osborn Maledon PA

2929 North Central Avenue, Suite 2100

Phoenix, Arizona 85012
Fax:  (602) 664-2043

Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder.  Notice given by personal delivery or registered mail shall be effective upon actual receipt.  Notice given by telecopier shall be deemed effective two business days after it is sent.  Notice by mail is deemed effective three business days after it is deposited in the U.S. Mail.  All Notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery.  Anything to the contrary contained herein notwithstanding, notices to any party hereto shall not be deemed effective with respect to such party until such Notice would, but for this sentence, be effective both as to such party and as to all other persons to whom copies are provided above to be given.

10.4

Governing Law.  This Agreement will be interpreted in accordance with the laws of the State of Arizona and upon the filing by Seller of the Chapter 11 petition contemplated herein, the Bankruptcy Code and Applicable Federal Rules of Bankruptcy Procedure.

10.5

Survival.  Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the

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instruments executed at the Closing, but shall expressly survive Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement and with respect to obligations to satisfy the Assigned Executory Contracts and to pay the Purchase Price, or attorneys fees under Article I of this Agreement shall survive until paid and in all other instances shall survive for a period of 180 days following Closing.

10.6

Retention of Jurisdiction by Bankruptcy Court.  Upon the filing by Seller of the Chapter 11 petition contemplated herein, this Agreement shall be subject to the jurisdiction of the Bankruptcy Court.  The Bankruptcy Court shall retain jurisdiction to hear and determine any disputes regarding this Agreement or to enforce the terms of this Agreement.

10.7

Entire Agreement; Amendments and Waivers.  This Agreement, together with all attachments hereto, the Sale Order and any other orders of the Bankruptcy Court, constitute the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties (including, but not limited to, the Letter of Intent), and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby.  No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

10.8

Binding Effect and Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party.  Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

10.9

Multiple Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.10

References and Construction.

(a)

Whenever required by the context, and as used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification of the person may require.  References to monetary amounts, specific named statutes and generally accepted accounting principles are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and United States generally accepted accounting principles, respectively, unless the context otherwise requires.

(b)

The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted.  Each of the parties acknowledge that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

10.11

Attorneys’ Fees.  In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable attorneys, fees and costs.

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ARTICLE XI. - INDEMNIFICATION

11.01  Indemnification.  Seller shall indemnify, hold harmless and defend Buyer, its respective officers, directors, employees and agents from and against any and all damages, including costs and attorneys’ fees resulting from, arising out of, based on or relating to any liability or cause of action existing against Seller and not specifically assumed by Buyer (i) under this Agreement or (ii) pursuant to the Bankruptcy Court Order approving Buyer as the purchaser of the Sale Assets and as assignee of the Assigned Executory Contracts.  Any indemnity obligation shall constitute a first priority administrative expense under §§503 and 507 of the Bankruptcy Code immediately payable if and when any obligation arises without further order of the Court.

EXECUTED as of the date first written above.

BUYER:

PROVIDENTIAL HOLDINGS, INC.

By:/s/ Henry Fahman

Henry Fahman, President

SELLER:

WESTERN MEDICAL, INC.

By:/s/ Henry Ritter

Henry Ritter, Chief Restructuring Officer

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SCHEDULES

Schedule 1

Excluded Assets

Schedule 2

Assigned Executory Contracts

Schedule 3

Financial Statements

Schedule 4

Tax Allocation

1274599

SCHEDULE 1

EXCLUDED ASSETS

A.

Any causes of action or litigation claims of the Seller which are not related to the Sale Assets or the Assigned Executory Contracts and specifically including, without limitation, any claims or causes of action Seller may have against any consultants or professionals for services.

B.

Leased assets under executory contracts not being assumed and assigned to the Buyer.

C.

All of the state and federal income tax loss carry forwards and other tax attributes of the Seller.

D.

Any tax refunds due to or available to Seller.

E.

Avoidance claims or causes of action held by Seller solely in its capacity as debtor-in-possession.

F.

Seller’s rights to recovery of claim in arbitration against United Healthcare/Evercare.

G.

Insurance policies held by Seller and any rights to recover under such policies.

1274599

SCHEDULE 2
EXECUTORY CONTRACTS

Name	Contract	Reject/Accept	Estimated Cure Amount

1274599

SCHEDULE 3
FINANCIAL STATEMENTS

1274599

SCHEDULE 4
TAX ALLOCATION

1274599